                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       Brilliant Digital Entertainment, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1998

                                   -----------


TO OUR STOCKHOLDERS:

        Notice is hereby given that the 1998 Annual Meeting of Stockholders of Brilliant Digital Entertainment, Inc. ("Brilliant" or the "Company") will be held at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367, on Friday, May 22, 1998 at 11:00 a.m., Los Angeles time. The Annual Meeting is being held for the following purposes:

        1. To elect three Class II Directors to hold office for three years and until their respective successors have been elected; and

        2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Only stockholders of record of the Common Stock of the Company at the close of business on April 15, 1998 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has returned a Proxy.



                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Michael Ozen
                                        ---------------------------------------
                                        Michael Ozen
                                        Chief Financial Officer and Secretary



Woodland Hills, California
April 27, 1998






IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESS, EACH CARD SHOULD BE COMPLETED AND RETURNED.

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 615-1500

                                ----------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FRIDAY, MAY 22, 1998

                                  INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brilliant Digital Entertainment, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367, on Friday, May 22, 1998, at 11:00 a.m., Los Angeles time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

        All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed by the stockholder be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

        The close of business on April 15, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. At the record date, 9,403,001 shares of Common Stock, par value $.001 per share, were outstanding. The Common Stock is the only outstanding class of securities of the Company entitled to vote at the Annual Meeting.

        It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about April 27, 1998.


                                VOTING PROCEDURES

        A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. The three nominees for election as Class II directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

                              ELECTION OF DIRECTORS

        In accordance with the Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, directors constituting one class are elected, each for a three-year term. Three Class II directors will be elected at the Annual Meeting.

        Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any postponement or adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

        The Board of Directors proposes the election of the following nominees as Class II directors:


                                    Ray Musci
                                 Jeff Scheinrock
                                   Mark Miller


        If elected, each nominee is expected to serve until the 2001 Annual Meeting of Stockholders. The three nominees for election as Class II directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND
EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of April 15, 1998:


                                                   YEAR FIRST
                                                   ELECTED OR
                                       AGE AT       APPOINTED
               NAME:              APRIL 15, 1998    DIRECTOR    POSITION
               -----              --------------   -----------  --------
NOMINEES:
CLASS II DIRECTORS
(terms to expire in 1998)

Ray Musci (1)......................     37            1996      Director
Jeff Scheinrock (1)(2).............     46            1996      Director
Mark Miller........................     38            1996      Vice President, Production and
                                                                Operations and Director

CONTINUING DIRECTORS:
CLASS I DIRECTORS
(terms to expire in 2000)

Gary Barber (2)....................     40            1996      Director
Garth Saloner (2)..................     43            1996      Director

CLASS III DIRECTORS
(terms to expire in 1999)]

Mark Dyne..........................     37            1996      Chairman of the Board of Directors
                                                                and Chief Executive Officer
Kevin Bermeister...................     37            1996      President and Director
Diana Maranon (1)..................     39            1996      Director

OTHER EXECUTIVE OFFICERS:

Michael Ozen.......................     43                      Chief Financial Officer and
                                                                Secretary
Anthony Rose.......................     33                      Vice President, Technology
Olympia Proal......................     41                      Vice President, Sales and
                                                                Marketing
Alan Sharam........................     54                      Managing Director, Europe

----------------------
(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee.


        RAY MUSCI. Mr. Musci has served as a Director of the Company since October 1996. From May 1990 to the present, Mr. Musci has served as the President, Chief Operating Officer and as a Director of Ocean of America, Inc., a company that develops, publishes and distributes software products. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Ocean of America, Inc. From August 1985 to March 1990, Mr. Musci was Executive Vice President/General Manager of Data East USA, Inc., a subsidiary of Data East Corp., a Japanese company, where he established a consumer division to develop, manufacture, market and distribute consumer video games, entertainment software and coin-operated video arcade games and pinball machines.

        JEFF SCHEINROCK. Mr. Scheinrock has served as a Director of the Company since October 1996. Since May 1997, Mr. Scheinrock has been Chief Executive Officer of Scheinrock Advisory Group, Inc. From July 1, 1996 until May 2, 1997, Mr. Scheinrock served as Vice Chairman, Chief Financial Officer and Assistant Secretary of Kistler Aerospace Corporation, a company involved in the development, marketing and manufacture of reusable satellite launch vehicles. From March 1, 1989 to July 1, 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning of Packard Bell NEC. Mr. Scheinrock is a director of SRS Labs, Inc. and SmarTalk TeleServices, Inc., corporations listed on the Nasdaq Stock Market's National Market. Mr. Scheinrock also is a director of various other private companies.

        MARK MILLER. Mr. Miller has served as Vice President, Production and Operations since October 1996 and as a Director of the Company since August 1996. Mr. Miller served as President and Chief Financial Officer of the Company from August 1996 through September 1996. Mr. Miller also is Managing Director of BII Australia, a position he has held since March 1994. From February 1993 through December 1994, Mr. Miller was Managing Director of Pacific Interactive Education Pty. Limited ("PIE"), where he was primarily engaged in the development and maintenance of educational and multimedia software for use by schools and other educational institutions. Mr. Miller currently is a director of PIE. From 1989 through 1992, Mr. Miller was Director of Sales and Marketing of Dealing Information Systems Pty. Ltd., a developer of proprietary modular software treasury systems for managing financial transactions.

        GARY BARBER. Mr. Barber has served as a Director of the Company since October 1996. From May 1989 to July 1997, Mr. Barber was employed by Morgan Creek Productions, Inc. From January 1995 until July 1997, he was Vice Chairman and Chief Operating Officer of Morgan Creek. While at Morgan Creek, Mr. Barber has executive produced numerous feature films including Ace Ventura: Pet Detective, Ace Ventura: When Nature Calls, Robin Hood: Prince of Thieves and currently is executive producer of the Ace Ventura animated television series that airs on CBS.

        GARTH SALONER. Mr. Saloner has served as a Director of the Company since October 1996. From 1990 to the present, Mr. Saloner has served as the Robert A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University. He also has served as Associate Dean for Academic Affairs and Director of Research and Course Development at Stanford Graduate School of Business. From 1982 to 1990. Mr. Saloner taught as a professor in the Economics Department of the Massachusetts Institute of Technology. Mr. Saloner also is a director and a member of the audit and compensation committees of Quick Response Services, Inc., a corporation that provides electronic data interchange services in the retail market.

        MARK DYNE. Mr. Dyne has served as the Chairman of the Board of Directors and as Chief Executive Officer of the Company since October 1996. Mr. Dyne currently is Chairman of the Board of Directors of Tag-It Pacific, Inc., a position he has held since September 1997. Mr. Dyne also serves as joint managing director of Sega Ozisoft, a company he helped found in 1982 with Mr. Bermeister. Sega Ozisoft is now a majority owned subsidiary of Sega Enterprises Japan ("Sega Japan"). Mr. Dyne continues to own an equity interest in Sega Ozisoft. Sega Ozisoft is a distributor for many leading publishers including, among others, Virgin Interactive, Accolade, MicroProse, Viacom, Interplay, Access, and Starwave. Mr. Dyne currently is a director of Monto Holdings Pty. Ltd. ("Monto") and Nu-Metro Multimedia Pty. Ltd. ("Nu-Metro"), and a co-owner of Packard Bell Australia Pty., Ltd. ("Packard Bell NEC Australia"). From June 1995 through May 1997, Mr. Dyne served as a Co-Chief Executive Officer of Sega Enterprises (Australia) Pty., Ltd. ("Sega Enterprises"), a theme park developer which operates the $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Nu-Metro is a South African based distributor of multi-media software products. Sega Enterprises is owned jointly by Mr. Dyne, Mr. Bermeister, Sega Enterprises Japan ("Sega Japan"), Mitsubishi Corp. and Mitsui Corp. Monto is a private investment holding company. Packard Bell NEC Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel.

        KEVIN BERMEISTER. Mr. Bermeister has served as President of the Company since October 1996 and as a Director since August 1996. Mr. Bermeister is a joint managing director of Sega Ozisoft, a position he has held since 1982, and continues to own an equity interest in Sega Ozisoft. Mr. Bermeister currently is Chief Executive Officer of Sega Enterprises, a position he has held since June 1995, a director of Nu-Metro and Jacfun Pty., Ltd. ("Jacfun"), and a co-owner and director of Packard Bell NEC Australia. Mr. Bermeister also serves as a director of Jewish House of Sydney, Australia, a charitable organization. Jacfun is the owner of the Darling Harbor property occupied by the Sega Enterprises indoor theme park.

        DIANA MARANON. Ms. Maranon has served as a Director of the Company since October 1996, and served as Secretary of the Company from August 1996 until March 1997. Ms. Maranon is the President and Managing Director of Averil Associates, Inc. ("Averil Associates"), a financial advisory firm, and a member of the National Association of Securities Dealers. Ms. Maranon serves as a director of Micronet Technology, Inc. and Tag-It Pacific, Inc. Prior to founding Averil Associates in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc. ("Wasserstein"), an investment banking firm, with whom she started in 1988. At Wasserstein, Ms. Maranon was responsible for covering companies headquartered in the Western United States. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the California Bar.

        MICHAEL OZEN. Mr. Ozen has served as Chief Financial Officer of the Company since October 1996 and Secretary of the Company since March 1997. From May 1991 through June 1996, Mr. Ozen served as Manager -- International Taxes at Coopers & Lybrand, LLP. In July 1996, Mr. Ozen became Director -International Taxes at Coopers & Lybrand, LLP, a position he held until October 1996.

        ANTHONY ROSE. Anthony Rose has served as a consultant to Sega Australia New Developments ("SAND") since April 1994 and currently serves as Vice President, Technology of the Company. Mr. Rose also is the owner and director of and, prior to April 1994, was employed by, A.R. Technology Pty. Ltd. ("A.R. Technology"), an Australian company founded by Mr. Rose in 1988 which is involved in the design and manufacture of digital electronics hardware and software. A.R. Technology has completed design assignments for Apple, Epson, Panasonic and other corporations and government institutions. Mr. Rose holds several international patents relating to anti-virus hardware circuits for personal computers.

        OLYMPIA PROAL. Ms. Proal has served as Vice President, Sales and Marketing of the Company since August 1997. From April 1996 until joining the Company, Ms. Proal served as Vice President, Sales and Marketing of Looking Glass Technologies, a publisher of entertainment software products. From July 1994 until April 1996, Ms. Proal was Director of Sales for DK Multimedia, a book publisher, where she helped launch their multimedia division. Prior to joining DK Multimedia, Ms. Proal served in various positions at Sierra On-Line, Inc. for over seven years, including Director of Sales.

        ALAN SHARAM. Mr. Sharam has served as Managing Director, Europe since June 1997. Mr. Sharam also is a consultant to Magic Touch International Ltd. ("Magic Touch"), a position he has held since April 1996. Magic Touch is a manufacturer of touch screen computer monitors. From June 1992 to January 1996, Mr. Sharam served as a European Board Member of Sega Europe and as Managing Director of Sega UK.

AGREEMENT TO NOMINATE DIRECTOR

        Pursuant to an agreement with Sega Ozisoft, the Company has agreed that so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Currently, Kevin Bermeister has been designated by Sega Ozisoft as its nominee on the Board of Directors.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Barber, Saloner and Scheinrock. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. Two meetings of the Audit Committee were held during the year ended December 31, 1997.

        The Compensation Committee currently consists of Ms. Maranon and Messrs. Musci and Scheinrock. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. Three meetings of the Compensation Committee were held during the year ended December 31, 1997.

        The Board of Directors held four meetings during fiscal 1997. No director attended less than 75% of all the meetings of the Board of Directors and those committees on which he or she served in fiscal 1997.

COMPENSATION OF DIRECTORS

        Each director who is not an officer of or otherwise employed by the Company (an "Outsider Director") currently is paid $1,500 for their personal attendance at any meeting of the Board of Directors and $500 for attendance at any telephonic meeting of the Board of Directors or at any meeting of a committee of the Board of Directors. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

        Effective October 1, 1996, the Company entered into an employment agreement with Mr. Ozen pursuant to which Mr. Ozen serves as the Company's Chief Financial Officer and the Company will pay Mr. Ozen a base salary equal to $165,000 per year. Mr. Ozen received options to purchase an aggregate of 30,000 shares of Common Stock of the Company which vest in four equal annual installments commencing on the date of grant. Mr. Ozen's employment is terminable by the Company at will. In the event the Company terminates Mr. Ozen's employment without cause, Mr. Ozen is entitled to three months severance payment (the "Initial Payment") if termination occurs during the first or second year of employment (the "Initial Period"), and in addition to the Initial Payment, one month severance payment for each year served after the Initial Period, not to exceed an aggregate of 12 months severance payment, if termination occurs after the Initial Period. For purposes of the agreement, "cause" means the willful disregard of, or failure to perform, duties where such willful disregard or failure is not discontinued within a reasonable period of time from receipt of written notice relating thereto.

        A.R. Technology Limited, an Australian corporation of which Anthony Rose is the sole stockholder, will provide the services of Anthony Rose to BII Australia in exchange for $111,000 per year. The arrangement is terminable at will by either party upon 30 days prior written notice.

        PIE provides the services of Mark Miller to BII Australia. PIE was paid $0, $37,000 and $90,000 during the period from September 2, 1993 to June 30, 1994, and the years ended June 30, 1995 and 1996, respectively. For the period from July 1, 1996 to December 31, 1996, BII Australia paid PIE $18,000 for the services of Mark Miller. These amounts include auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment. No amounts were paid to PIE for the services of Mark Miller during fiscal 1997. This arrangement is terminable at will by either party upon 30 days prior written notice.

STOCK OPTION PLAN

        The Company adopted a Stock Option Plan (the "1996 Plan") in September 1996. The purpose of the 1996 Plan is to attract, retain and motivate certain key employees of the Company and its subsidiaries by giving them incentives which are linked directly to increases in the value of the Common Stock of the Company. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common

Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

        The 1996 Plan authorizes the Compensation Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or (3) any other security or benefit with a value derived from the value of the Common Stock. Any stock option granted may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or a nonqualified stock option. The 1996 Plan currently is administered by the Compensation Committee of the Board of Directors of the Company. Subject to the provisions of the 1996 Plan, the Compensation Committee will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or employee during any fiscal year is 100,000, subject to adjustment to prevent dilution.

        As of December 31, 1997, the Board had granted options covering an aggregate of 286,000 shares of Common Stock to certain directors, officer and employees of the Company, of which options to purchase 283,000 shares were outstanding.

                                    EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the two years ended December 31 indicated below.

                           SUMMARY COMPENSATION TABLE


                                                                          LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                                                         NUMBER OF
                                                              ANNUAL     SECURITIES
                                        FISCAL YEAR        COMPENSATION  UNDERLYING    ALL OTHER
  NAME AND PRINCIPAL POSITION (1)         ENDED(2),           SALARY       OPTIONS    COMPENSATION
  -------------------------------    -----------------     ------------  -----------  ------------
Mark Dyne..........................  December 31, 1997       $ 225,000        --       $     --
   Chief Executive Officer           December 31, 1996          56,250        --             --
                                      June 30, 1996                 --        --             --

Kevin Bermeister...................  December 31, 1997       $ 225,000        --       $     --
   President                         December 31, 1996          56,250        --             --
                                      June 30, 1996                 --        --             --

Michael Ozen.......................  December 31, 1997       $ 165,000        --       $     --
   Chief Financial Officer           December 31, 1996          41,000      30,000           --
   and Secretary                      June 30, 1996                 --        --             --

Mark Miller........................  December 31, 1997       $  89,000        --       $ 15,000(3)
   Vice President, Production        December 31, 1996          23,000        --             --
   and Operations                     June 30, 1996             69,000        --             --

Anthony Rose.......................  December 31, 1997       $ 126,000        --       $     --
   Vice President, Technology        December 31, 1996          37,000      30,000           --
                                      June 30, 1996                 --        --             --

----------------------
(1) For a description of employment agreements between certain executive officers and the Company, see "Employment Agreements with Executive Officers," above.

(2) The Company changed its fiscal year end from June 30 to December 31, effective December 31, 1996.

(3)     Consists of motor vehicle and income protection insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

        No stock options were granted to any Named Executive Officer during the year ended December 31, 1997.

STOCK OPTIONS HELD AT FISCAL YEAR END

        The following table sets forth, for those Named Executive Officers who held stock options at fiscal year end, certain information regarding the number of shares of Common Stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based upon the last reported sales price of the Common Stock on the American Stock Exchange on December 31, 1997 ($4.6875 per share). No stock options were exercised by any Named Executive Officer during fiscal 1997.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1997              DECEMBER 31, 1997
                                     ------------------------------   -----------------------------
NAME                                 EXERCISABLE      UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                 -----------      -------------   -----------     -------------
Michael Ozen...................         15,000            15,000        $ 10,313         $ 10,313
Anthony Rose...................          8,750            21,250        $  6,016         $ 14,609


                            CERTAIN TRANSACTIONS WITH
                        DIRECTORS AND EXECUTIVE OFFICERS

     Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a loan agreement to reflect the parties' lending relationship. The maximum principal amount BII Australia could borrow from PIE pursuant to the loan agreement was $631,000. The interest rate of the note was 12.5% per annum and was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity date of the note was extended until the earlier to occur of the closing of the Company's initial public offering or December 31, 1996. Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia could borrow under the loan agreement to $710,000. As of June 30, 1995 and 1996, BII Australia owed PIE $606,000 (including accrued interest in the amount of $46,000), and $670,000 (including accrued interest of $149,000), respectively. In December 1996, the Company applied a portion of the proceeds of the initial public offering to repay all amounts owed to PIE ($733,000, including accrued interest of $199,000).

        Mark Miller is a shareholder of Multimedia Connexion Pty., Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the fiscal years ended June 30, 1995 and 1996, and the fiscal year ended December 31, 1997, BII Australia purchased computer equipment totaling $12,000 and $16,000, and $121,000, respectively. No purchases were made during the six months ended December 31, 1996.

        In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft. Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and of the Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM software products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,000 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia was entitled to receive royalty payments of $6.31 per net unit sold. Such royalty was reducible to $4.73 per net unit sold after 2,000 units had been sold for each title. The non-refundable advances were recoupable from the royalties earned by BII Australia under the Sega Agreement. Other than its non-refundable advance, BII Australia received no royalty payments relating to the Sega Agreement. The Sega Agreement expired on December 15, 1996.

        In January 1996, BII Australia entered into a Multimedia Software Development and Production Agreement (the "Development Agreement") with Sega Ozisoft for Cyberswine. Pursuant to the terms of the Development Agreement, BII Australia was entitled to receive payment for certain assistant production services. Amounts were payable by Sega Ozisoft upon attainment of mutually determined milestones. In addition, BII Australia is entitled to 2.5% in royalties on net revenues, as defined by the agreement. The Development Agreement was superseded by the SAND Acquisition Agreement.

        On September 13, 1996 the Company and Sega Ozisoft entered into the SAND Acquisition Agreement. Mark Dyne and Kevin Bermeister both currently serve as directors of Sega Ozisoft and are significant minority shareholders of Sega Ozisoft. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a $1,500,000 mandatorily convertible note which, upon the completion of the Company's initial public offering, was automatically converted into 780,001 shares of Common Stock. The terms of the SAND Acquisition were determined by negotiations between Messrs. Dyne and Bermeister and Averil Associates, Inc. on behalf of the Company and by the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister abstaining, on behalf of Sega Ozisoft.

        The Sand Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the Cyberswine multipath movie. "Adjusted Gross Receipts" is defined as the gross receipts received by the Company on the Cyberswine multipath movie after deducting any royalties and fees payable to Cyberswine licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, the Company will be required to pay to the Cyberswine licensor a royalty of 2% of gross revenues less cost of goods on all sales of Cyberswine products. In addition, so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Kevin Bermeister has been nominated by Sega Ozisoft to serve on the Board of Directors.

        Pursuant to the SAND Acquisition Agreement, Sega Ozisoft agreed to fund certain development expenses of the Company prior to the closing of the Company's initial public offering; and the Company agreed to reimburse Sega Ozisoft from the proceeds of the initial public offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,000 per month advanced by Sega Ozisoft for August, September and October 1996. As of December 31, 1996 the Company had incurred a total obligation of $84,000 pursuant to the SAND Acquisition Agreement. During the fiscal ended December 31, 1997 the Company repaid all amounts due Sega Ozisoft.

        Mark Dyne is a director of Monto. Monto entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on the Beyond 2000 television series. BII Australia has arranged for publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from sales of the Beyond 2000 product. As of June 30, 1996, net receipts under the agreement totaled approximately $25,000 and payments to Monto totaled $12,000. In addition, a liability to Monto for $7,000 was recorded at June 30, 1996. In the six months ended December 31, 1996 no additional receipts or payments were made pursuant to this agreement. During the fiscal year ended December 31, 1997, the liability to Monto was reduced to $4,000.

        In November 1995, BII Australia entered into a distribution agreement (the "Consumer Electronics Agreement") with Consumer Electronics. Mark Dyne and Kevin Bermeister are both directors and significant shareholders of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM software entertainment products to be distributed by Consumer Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the software products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia was entitled to a non-refundable advance of $85,000, of which $21,000 was paid in fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $48,000, representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expired on December 6, 1996.

        In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock to the two stockholders of BII Australia, PIE and Reefknot Limited ("Reefknot"), in exchange (the "Exchange") for all of the capital stock of BII Australia held by each of PIE and Reefknot. As a result of the Exchange, the Company acquired all of the outstanding capital stock of BII Australia, PIE was issued 117,650 shares of Common Stock and Reefknot was issued 882,350 shares of Common Stock.

        Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $145,000. The interest rate on the notes was 10% per annum. In

December 1996, the Company repaid Reefknot in full the balance outstanding of $350,000, including accrued interest of $5,000.

        Diana Maranon is a director of the Company. Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Ms. Maranon, has, since November 1995, performed services for the Company including investigation of strategic alternatives and assistance with the Company's common stock offerings. As consideration for such services, the Company paid to Averil Associates $25,000 as of June 30, 1996, $200,000 during the six months ended December 31, 1996, and $22,000 for the year ended December 31, 1997, plus out of pocket expenses, and granted to Chloe Holding, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share. In connection with the Company's December 1997 offering of Common Stock, the Company made a cash payment to Averil Associates of $180,000 and granted to Chloe warrants to purchase 15,040 shares of Common Stock at an exercise price of $5.50 per share.

        The Company entered into an agreement with Packard Bell NEC in September 1996 for Packard Bell NEC to bundle software for a Multipath Movie title with 80% of the first 7.4 million multimedia equipped personal computers shipped by Packard Bell NEC in the United States, Canada, the United Kingdom, Australia, New Zealand and South Africa over a three-year period which began in August of 1997. Packard Bell NEC received warrants to purchase 600,000 shares of the Company's Common Stock upon execution of the agreement.

        Under the terms of a September 1997 agreement, the Company granted to Packard Bell NEC the right to distribute a version of Cyberswine loaded on the hard drives of Packard Bell NEC computers. Under the September 1997 agreement, the Company will receive a percentage of future revenue from online end users and a minimum fixed fee. The Company also granted distribution rights to future Multipath Movie titles for a percentage of future revenues from end users. In connection with this agreement, the Company granted to Packard Bell NEC warrants to purchase 200,000 shares of the Company's Common Stock.

        Certain of the Company's directors and officers, including Mark Dyne and Kevin Bermeister, are also directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, officers, and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of interactive digital entertainment with the exception of opportunities for participation in the development by others of interactive digital entertainment where publishing and/or distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

        The following table sets forth as of April 15, 1998 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, unless otherwise set forth below such person's name.

                                                     Number of Shares of
                                                        Common Stock
              Name and Address                      Beneficially Owned(1)        Percent(1)
              ----------------                      ---------------------        ----------
Insinger Group, as manager of
  Reefknot Limited (2).......................              1,200,118                12.8%
   One Stokes Place
   St. Stephens Green
   Dublin 2
   Republic of Ireland
Mark Dyne....................................                785,600                 8.4
Kevin Bermeister.............................                795,600                 8.5
Sega Ozisoft Pty. Ltd. ......................                780,001                 8.3
   Bldg. A, Southern Industrial Estates,
   200 Coward Street, Mascot, NSW 2020
   Australia
Packard Bell NEC (3).........................                800,000                 7.8
     One Packard Bell Way
     Sacramento, California  95828
Mark Miller (4)..............................                500,013                 5.3
Safcor, Inc..................................                486,669                 5.2
     8474 Commerce Ave.
     Suite B
     San Diego, California  92121
Diana Maranon (5)............................                 65,222                   *
Michael Ozen (6).............................                 15,000                   *
Gary Barber (7)..............................                 25,000                   *
Ray Musci (7)................................                 25,000                   *
Garth Saloner (7)............................                 25,000                   *
Jeff Scheinrock (7)..........................                 25,000                   *
Anthony Rose (8).............................                 32,500                   *
Directors and executive officers
as a group (11 persons) (9)..................              2,321,007                24.1%

-----------
 *   Less than one percent.

(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at April 15, 1998.

(2) Insinger Group is the manager of Reefknot Limited, and as such, controls the disposition and voting of the shares of Common Stock held by Reefknot.

(3) Consists of 800,000 shares of Common Stock underlying warrants which are currently exercisable.

(4) Includes 430,013 shares of Common Stock held by PIE, and 70,000 shares of Common Stock held by the Mark Miller Family Trust, of which Pacific Interactive Pty. Limited is trustee. Mark Miller and his wife are the sole stockholders of PIE and Pacific Interactive Pty. Limited.

(5) Consists of (i) 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are currently exercisable; and (ii) 40,222 shares of Common Stock underlying warrants which are currently exercisable.

(6) Consists of 15,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are currently exercisable.

(7) Consists of 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are currently exercisable.

(8) Consists of (i) 20,000 shares of Common Stock held by HiTech Corporation Limited over which Mr. Rose has exclusive voting and investment power, and
     (ii) 12,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before June 14, 1998.

(9) Includes (i) 179,572 shares of Common stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or before June 14, 1998; and (ii) 40,222 shares of Common Stock underlying warrants which are currently exercisable.

                              STOCKHOLDER PROPOSALS

        Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by December 28, 1997.


                         INDEPENDENT PUBLIC ACCOUNTANTS

        Price Waterhouse LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended December 31, 1997 and have been selected by the Board of Directors to serve as independent auditors for the fiscal year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.


                             SOLICITATION OF PROXIES

        It is expected that the solicitation of proxies will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.


                           ANNUAL REPORT ON FORM 10-K

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MICHAEL OZEN, CHIEF FINANCIAL OFFICER, BRILLIANT DIGITAL ENTERTAINMENT, INC., WOODLAND HILLS, CALIFORNIA 91367.



                             ON BEHALF OF THE BOARD OF DIRECTORS

                             /s/ Michael Ozen

                             Michael Ozen, Chief Financial Officer and Secretary

Woodland Hills, California
April 27, 1998

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

    The undersigned, a Stockholder of BRILLIANT DIGITAL ENTERTAINMENT, INC., a Delaware corporation (the "Company"), hereby appoints MARK DYNE and MICHAEL OZEN, and each of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 22, 1998, and at any of its postponements or adjournments, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

    The Board of Directors recommends a WITH vote on Proposal 1.

1. ELECTION OF DIRECTORS, as provided in the Company's Proxy Statement:

    [ ] WITH    [ ] WITHOUT Authority to vote for the nominees listed below.

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR A NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF THE NOMINEE BELOW)

                 Ray Musci    Jeff Scheinrock    Garth Saloner

    The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that the proxy holders may lawfully do by virtue of this proxy. AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY OF ITS POSTPONEMENTS OR ADJOURNMENTS, THE PROXY HOLDER IS AUTHORIZED TO VOTE IN ACCORDANCE WITH HIS BEST JUDGMENT.

    This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED AND AS THE PROXY HOLDER SHALL DEEM ADVISABLE ON ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING, UNLESS OTHERWISE DIRECTED.

    The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 27, 1998 relating to the Annual Meeting.

                                                        Date: ____________, 1998

                                                        ------------------------

                                                        ------------------------
                                                            (Signature(s) of
                                                             Stockholder(s)
                                                        (See Instructions Below)

                                                        The above signature(s)
                                                        should correspond
                                                        exactly with the name(s)
                                                        of the Stockholder(s)
                                                        appearing on the Stock
                                                        Certificate. If stock is
                                                        jointly held, all joint
                                                        owners should sign. When
                                                        signing as attorney,
                                                        executor, administrator,
                                                        trustee or guardian,
                                                        please give full title
                                                        as such. If signer is a
                                                        corporation, please sign
                                                        the full corporation
                                                        name, and give title of
                                                        signing officer.

                    THIS PROXY IS SOLICITED BY THE BOARD OF
               DIRECTORS OF BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                        3